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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of T2 Medical, Inc.
Alpharetta, Georgia

     We consent to the use in this Registration Statement of Coram Healthcare Corporation on Form S-4 of our report dated November 17, 1993 (December 23, 1993 as to Note 17) (which expresses an unqualified opinion and includes an explanatory paragraph relating to material uncertainties concerning certain pending claims against T2 Medical, Inc.) (relating to the financial statements of T2 Medical, Inc. not presented separately herein) appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 10, 1995